SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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O’Charley’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
PROPOSALS OF SHAREHOLDERS
PROXY SOLICITATION COSTS
DELIVERY OF SHAREHOLDER DOCUMENTS

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500

Dear Shareholder:

      It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Thursday, May 13, 2004, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.

      At the meeting, shareholders will be asked to elect three directors to the company’s board of directors. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

      We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

      I look forward to seeing you on Thursday, May 13.

Sincerely,

Gregory L. Burns
Chairman of the Board and
Chief Executive Officer

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Thursday, May 13, 2004, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

1. To elect three Class II directors to hold office for a term of three years; and

2. To transact such other business as may properly come before the annual meeting.

      Shareholders of record at the close of business on March 18, 2004 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

      You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By the Order of the Board of Directors

A. Chad Fitzhugh, Secretary

Nashville, Tennessee

April 16, 2004

O’CHARLEY’S INC.

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

       The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 13, 2004, and at any adjournment or postponement thereof. The purposes of the annual meeting are to elect three Class II directors and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 16, 2004.

      Shareholders of record at the close of business on the record date, March 18, 2004, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

      The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 21,168,249 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote in the broker’s discretion on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter.

      Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly executing a proxy bearing a later date.

      The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Any other matters submitted to the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is based solely upon information set forth in Schedules 13G filed by such persons with the Securities and Exchange Commission.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

St. Denis J. Villere & Company, L.L.C.	1,233,185 (1)	5.8%
210 Baronne Street, Suite 808
New Orleans, Louisiana 70112
FleetBoston Financial Corporation	1,166,598 (2)	5.5%
100 Federal Street
Boston, Massachusetts 02110
Capital Research and Management Company	1,125,000 (3)	5.3%
333 South Hope Street
Los Angeles, CA 90071

(1)	Villere, an investment advisor, reported that it has sole voting and dispositive power with respect to 98,100 shares and shared voting and dispositive power with respect to 1,135,085 shares.

(2)	FleetBoston, the parent holding company of Fleet National Bank and Columbia Management Advisors, Inc., an investment advisor, reported that it has sole voting power with respect to 904,014 shares, sole dispositive power with respect to 1,163,598 shares and shared dispositive power with respect to 1,500 shares.

(3)	Capital Research, an investment advisor, reported that it has sole voting power with respect to no shares and sole dispositive power with respect to 1,125,000 shares.

CORPORATE GOVERNANCE

      The company has developed sound corporate governance principles which it believes are essential to running the company’s business efficiently and to maintaining the company’s integrity in the marketplace.

Corporate Governance Guidelines

      The company’s board of directors has approved a set of Corporate Governance Guidelines recommended by the company’s nominating and corporate governance committee which are set forth in Appendix A of this proxy statement. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The board of directors believes such guidelines to be appropriate for the company in its effort to maintain “best practices” as to corporate governance. You may also access a copy of the company’s Corporate Governance Guidelines on the “Investor Relations” section of the company’s website at www.ocharleys.com.

Director Independence

      The board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the “NASD”):

Samuel H. Howard	Dale W. Polley
Richard Reiss, Jr.	G. Nicholas Spiva
John W. Stokes, Jr.	H. Steve Tidwell
Robert J. Walker	Shirley A. Zeitlin

      In addition, the board has determined that each of William F. Andrews and John E. Stokely, the two non-incumbent director nominees, will qualify as an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the NASD if elected at the annual meeting.

      During 2003, the independent directors held four meetings at which only independent directors were present. For each of the meetings, the independent directors elected Richard Reiss, Jr. to be the chairperson for the meeting.

Director Candidates

      The company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the company’s board of directors. The company’s board of directors has created a nominating and corporate governance committee whose responsibilities include assisting the board of directors in identifying qualified individuals to become board members, determining the composition of the board of directors and its committees, monitoring a process to assess board effectiveness and developing and implementing the company’s Corporate Governance Guidelines. The responsibility of the nominating and corporate governance committee is to recommend nominees who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of the shareholders. The nominating and corporate governance committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific qualities or skills that are necessary for one or more of the directors to possess. Rather, the nominating and corporate governance committee may consider all factors it considers appropriate in its assessment of candidates for board membership, which may include:

•	ensuring that the board of directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), and local and community ties;

•	individual qualifications, including strength of character, mature judgment, time availability, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and

•	the extent to which the candidate would fill a need on the board of directors.

      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time.

Process for Identifying Candidates

      The nominating and corporate governance committee has no specifically defined process for identifying and evaluating nominees, but seeks to identify potential candidates for membership on the company’s board of directors through conversations with members of the board of directors, senior management and other constituencies. The nominating and corporate governance committee may from time to time engage a third party to identify or evaluate or assist in identifying or evaluating potential nominees. During the past year, the company did not pay a fee to any third party for such service. The nominating and corporate governance committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine to recommend them to the board of directors as nominees for re-election. Director nominee H. Steve Tidwell is an incumbent director standing for re-election. Director nominees William F. Andrews and John E. Stokely were recommended for consideration by the nominating and corporate governance committee by the chief executive officer. The nominating and corporate governance committee assessed the nominees recommended for consideration as well as other possible candidates recommended by the chief executive officer and other members of the committee. Each of the nominees was interviewed by the chair of the committee and one or more members of the committee. Following such interviews and assessment of the candidates’ qualifications and suitability, the nominating and corporate governance committee recommended each of the nominees to the board of directors to be presented for shareholder approval at the annual meeting.

      The nominating and corporate governance committee also considers nominees proposed by the company’s shareholders in accordance with the provisions contained in the company’s bylaws. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Code of Conduct and Business Ethics Policy

      The company has a Code of Conduct and Business Ethics Policy (the “code of conduct”) that applies to all of the company’s employees, officers and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the Securities and Exchange Commission and other public communications by the company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct. Each director and employee is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.

      Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the company is required to disclose whether it has adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The company’s chief executive officer and senior financial officers are bound by the company’s code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics.

      A copy of the company’s code of conduct has been filed as Exhibit 14 to the company’s Annual Report on Form 10-K and can be obtained from the “Investor Relations” section of the company’s website at www.ocharleys.com. The company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASD. If such disclosure is made on the company’s website, it will be located in the “Investor Relations” section of the company’s website at www.ocharleys.com.

Communications with Members of the Board

      The company’s board of directors has established procedures for the company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (audit committee), nomgovchair@ocharleys.com (nominating and corporate governance committee) or compchair@ocharleys.com (compensation and human resources committee), or with our outside directors as a group by sending an email to outsidedirectors@ocharleys.com.

Board Member Attendance at Annual Meeting

      Pursuant to the company’s Corporate Governance Guidelines, each member of the board of directors should seek to attend the annual meeting of shareholders. All of the company’s directors attended the 2003 annual meeting of shareholders.

PROPOSAL 1:  ELECTION OF DIRECTORS

      The company’s board of directors is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. Three directors will be elected at the annual meeting. Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated William F. Andrews, John E. Stokely and H. Steve Tidwell as the three nominees for election as Class II directors for a three-year term expiring at the 2007 annual meeting and until their successors are elected and qualified. Mr. Tidwell is currently a director of the company and was elected as a director of the company by the shareholders at the 2001 annual meeting. Messrs. Andrews and Stokely are not currently directors of the company. The terms of the Class III and Class I directors will expire at the annual meeting in 2005 and 2006, respectively.

      Each nominee has consented to be a candidate and to serve, if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.

      The following table contains as of April 7, 2004 certain information concerning: (i) the current directors of the company, including the nominees; (ii) each of the named executive officers (as defined below); and (iii) the current directors and executive officers as a group.

					Shares of
					Common Stock
					Beneficially
					Owned on
		Director	Term		April 7,	Percent
Name	Age	Since	Expires	Position	2004(1)	of Class

Gregory L. Burns(2)	49	1990	2006	Chairman of the Board and Chief Executive Officer	448,030	2.1%
Steven J. Hislop(2)	44	1998	2006	President and Chief Operating Officer; Director	248,859	1.2
A. Chad Fitzhugh	43	—	—	Chief Financial Officer, Secretary and Treasurer	161,307	*
William E. Hall, Jr.	49	—	—	President, O’Charley’s Concept	103,262	*
Charles F. Doe, Jr.	43	—	—	President, Ninety Nine Restaurant and Pub Concept	—	—
John W. Stokes, Jr.(3)	67	1983	2004	Director	103,649 (4)	*
Richard Reiss, Jr.(2)(3)	60	1983	2005	Director	129,000	*
G. Nicholas Spiva(3)(5)	52	1985	2005	Director	53,325	*
H. Steve Tidwell(2)	61	1988	2004	Director	82,500	*
Samuel H. Howard(6)	64	1992	2004	Director	13,500	*
Shirley A. Zeitlin(5)(6)	69	1996	2005	Director	39,000	*
Robert J. Walker(2)(5)	63	2000	2006	Director	50,250	*
Dale W. Polley(5)(6)	54	2001	2005	Director	17,500	*
William F. Andrews	72	—	—	Director Nominee	—	—
John E. Stokely	51	—	—	Director Nominee	—	—
All current directors and executive officers as a group (16 persons)					1,553,409	7.1%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns — 221,138 shares; Steven J. Hislop — 123,817 shares; A. Chad Fitzhugh — 107,022 shares; William E. Hall, Jr. — 81,033 shares; John W. Stokes, Jr. — 30,750 shares; Richard Reiss, Jr. — 28,500 shares; G. Nicholas Spiva — 30,750 shares; H. Steve Tidwell — 30,750 shares; Samuel H. Howard — 13,500 shares; Shirley A. Zeitlin —

37,500 shares; Robert J. Walker — 20,250 shares; Dale W. Polley — 14,500 shares; and all current directors and executive officers as a group (16 persons) — 813,032 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the executive committee.

(3)	Member of the compensation and human resources committee.

(4)	Includes 42,999 shares owned by Mr. Stokes’ wife, as to which Mr. Stokes disclaims beneficial ownership.

(5)	Member of the nominating and corporate governance committee.

(6)	Member of the audit committee.

      The following is a brief summary of the business experience of each of the directors of the company (other than Messrs. Howard and Stokes, whose terms will expire at the annual meeting), including the nominees.

      Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer since February 1994. Mr. Burns, a director since 1990, served as President from September 1996 to May 1999 and from May 1993 to February 1994, as Chief Financial Officer from October 1983 to September 1996, and as Executive Vice President and Secretary from October 1983 to May 1993. Mr. Burns is a director of Pinnacle Financial Partners, a bank holding company.

      Steven J. Hislop has served as President since May 1999, as Chief Operating Officer since March 1997 and as a director since March 1998. From March 1997 until May 1999, Mr. Hislop served as an Executive Vice President of the company. Mr. Hislop served as Senior Vice President — Operations from January 1993 to March 1997, and as Vice President — Operations from April 1990 to January 1993.

      Richard Reiss, Jr. is the Chairman of Georgica Advisors, LLC, a private investment management firm. From January 1982 to December 1996, Mr. Reiss was the Managing Partner of Cumberland Associates, Cumberland Partners, and Longview Partners, a private investment management firm and two domestic investment partnerships, respectively. Mr. Reiss is also a director of The Lazard Funds, Inc.

      G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O’Charley’s restaurant prior to its acquisition by the company.

      H. Steve Tidwell has served as Chairman of SPFS, Inc., which operates 21 unaffiliated restaurants in five southern states, since January 2000 and served as President of SPFS from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney’s, Inc. from December 1978 to January 1987.

      Shirley A. Zeitlin has served as President and Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm, since 1979. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as a director of numerous civic and charitable organizations.

      Robert J. Walker, an attorney, has been a partner in Walker, Bryant, Tipps & Malone, a law firm, since January 2000. From time to time, the company has engaged Walker, Bryant, Tipps & Malone to provide legal services to the company. Prior to forming Walker, Bryant, Tipps & Malone, Mr. Walker served in various capacities, including as a member, with Bass, Berry & Sims PLC, the company’s outside general counsel, for over 31 years.

      Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its Board of Directors. Mr. Polley served as a Director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as President and Vice Chairman of First American Corporation, a bank holding company, from 1991 to 2000.

      William F. Andrews has served as chairman of the board of directors of Corrections Corporation of America, an owner and operator of privatized correctional and detention facilities, since August 2000. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995 and is currently the chairman of the board of directors of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Andrews served as the chairman of Scovill Fasteners Inc., a manufacturing company, from 1995 to 2001 and served as the chairman of Northwestern Steel and Wire Company, a manufacturing company, from 1998 to 2001. Mr. Andrews also currently serves as a director of Black Box Corporation and Trex Corporation.

      John E. Stokely is currently a self-employed business consultant. Mr. Stokely was the president, chief executive officer and chairman of the board of directors of Richfood Holdings, Inc., a retail food chain and wholesale grocery distributor, from January 1997 until August 1999. Mr. Stokely served on the board of directors and as president and chief operating officer of Richfood Holdings, Inc. from April 1995 to January 1997 and served as executive vice president and chief financial officer from 1990 to April 1995. Mr. Stokely also serves as a director of Nash-Finch Company, a food wholesaler, SCP Pool Corporation, a supplier of swimming pool supplies and related products, Transaction Systems Architects, Inc., a provider of enterprise e-payments and e-commerce solutions, and Performance Food Group Company, a marketer and distributor of national and private label food and food-related products.

      The board of directors held eight meetings during the fiscal year ended December 28, 2003. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served except for Mr. Stokes, who attended 73%.

Board Committees

      The board of directors has standing executive, audit, compensation and human resources and nominating and corporate governance committees. The membership and functions of the committees are as follows:

      Executive Committee — This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Burns, Hislop, Reiss, Tidwell and Walker. The executive committee held five meetings during 2003.

      Audit Committee — The company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Members of the audit committee are Messrs. Polley and Howard and Ms. Zeitlin, each of whom is “independent,” as defined by the applicable rules of the Securities and Exchange Commission and the NASD’s listing standards. The audit committee operates pursuant to the terms of a written Audit Committee Charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix B and is available on the “Investor Relations” section of the Company’s website at www.ocharleys.com. The Audit Committee Charter requires that the audit committee have at least one (1) member who has accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The board of directors has determined that Dale W. Polley is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission and is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

      The audit committee ensures that the financial affairs of the company are subject to proper, effective and continuing independent audits and control procedures. The audit committee also approves the selection, evaluation and compensation of the company’s independent auditors, confers independently with the company’s independent auditors, serves as a liaison between the board of directors and the company’s independent auditors, and reviews various corporate policies, including those relating to accounting and internal control matters.

      Pursuant to the Audit Committee Charter, company management, internal and external auditors, outside counsel and other consultants or advisors may attend each meeting or portions thereof as required by the audit committee. The audit committee held eleven meetings in 2003.

      Compensation and Human Resources Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, administers the company’s stock incentive plans and reviews significant human resources processes for the company to ensure the overall personnel needs of the company are being met. The compensation and human resources committee operates pursuant to the terms of a written Compensation and Human Resources Committee Charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix C and is available on the “Investor Relations” section of the Company’s website at www.ocharleys.com. Members of the compensation and human resources committee are Messrs. Reiss, Spiva and Stokes, each of whom is independent as defined by the listing standards of the NASD. The compensation and human resources committee held three meetings during 2003.

      Nominating and Corporate Governance Committee — This committee assists the board of directors in identifying qualified individuals to become board members, in determining the compositions of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s corporate governance guidelines. The nominating and corporate governance committee is also responsible for developing and recommending to the board of directors an annual self-evaluation process for the board and its committees and overseeing the annual self-evaluation process. The nominating and corporate governance committee operates pursuant to the terms of a written Nominating and Corporate Governance Committee Charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix D and is available on the “Investor Relations” section of the Company’s website at www.ocharleys.com. Members of the nominating and corporate governance committee are Messrs. Walker, Polley and Spiva and Ms. Zeitlin, each of whom is independent as defined by the listing standards of the NASD. The nominating and corporate governance committee was established by the board of directors in January 2004 and therefore did not hold any meetings during 2003.

Director Compensation

      During 2003, non-employee directors received an annual retainer of $6,000, a fee of $3,000 for each board of directors meeting attended, a fee of $2,000 for each compensation and human resources committee meeting attended, a fee of $3,000 for each audit committee meeting attended, and a fee of $500 for each board of directors meeting or committee meeting in which the director participated by telephone, and were reimbursed for travel expenses associated with serving as a director. In addition, members of the executive committee were paid a fee of $2,500 per quarter. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2003 fiscal year was $307,000, which includes $9,000 paid to members of the audit committee in February 2003 for their attendance at an audit committee meeting held in November 2002.

      Non-employee directors participate in the company’s 2000 Stock Incentive Plan. Non-employee directors receive an option to purchase 11,250 shares upon their initial election to the board of directors. The options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant. Each non-employee director also receives annual grants of options to purchase 3,500 shares in addition to the grant upon his or her initial election to the board of directors. During 2002 and 2003, the board of directors awarded each non-employee director an additional option to purchase 1,500 shares of common stock. Such options become exercisable six months following the date of grant. All options issued to non-employee directors have an exercise price per share at the date of grant equal to the closing sale price of the common stock on the Nasdaq National Market on that date. Prior to the adoption of the company’s 2000 Stock Incentive Plan in May 2000, non-employee directors participated in the company’s 1991 Stock Option Plan for Outside Directors.

      The board of directors has approved changes to the compensation program for non-employee directors, which are effective beginning with the 2004 fiscal year. Non-employee directors will receive an annual retainer of $15,000 payable in cash in quarterly installments, a fee of $3,000 for each board of directors meeting attended in person, a fee of $3,000 for each committee meeting attended in person, and a fee of $500 for each board of directors meeting or committee meeting in which the director participates by telephone. Directors will continue to be reimbursed for travel expenses associated with serving as a director. In addition, each non-employee member of the executive committee will be paid an annual fee of $12,000 payable in cash in quarterly installments (in addition to the fees payable for attendance at meetings of the committee). Directors who serve as chairman of each of the audit committee, compensation and human resources committee and nominating and corporate governance committee will receive, in addition to the fees payable for attendance at meetings of such committees, an annual fee of $4,000 payable in cash in quarterly installments.

      In accordance with the terms of the 2000 Stock Incentive Plan, the board of directors has decided to reduce to zero the number of outside director options to be granted during 2004 (including, without limitation, grants that would otherwise be made to new directors and grants that would be made to incumbent directors on the date of the 2004 annual meeting). Pursuant to the board’s action, beginning with fiscal year 2004, each non-employee director will receive a grant of 5,625 shares of restricted stock (under the terms of the 2000 Stock Incentive Plan) on the date of his or her initial election or appointment to the board. These shares will vest in three equal, annual installments beginning on the first anniversary of the date of grant. In addition, on the date of each annual meeting (beginning with the 2004 annual meeting), each non-employee director who will continue as a director following such meeting will receive a grant of 3,000 shares of restricted stock (under the terms of the 2000 Stock Incentive Plan). These shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant.

      The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 28, 2003, except that each of Messrs. Burns, Hislop, Fitzhugh and Hall and Herman A. Moore, Jr., the company’s president of commissary and purchasing, filed a Form 5 reporting one transaction that was not reported on a timely basis relating to the delivery of shares to the company to satisfy tax withholding obligations in connection with the vesting of certain restricted stock awards. In addition, Mr. Fitzhugh filed an amendment to a Form 4 reporting one transaction that was not reported on a timely basis relating to the exercise of a stock option and Suzanne M. Osterberg, the company’s chief support officer, filed a Form 5 correcting her beneficial ownership of the company’s common stock in her initial Form 3 filing.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid or accrued by the company during the three fiscal years ended December 28, 2003 for (i) the chief executive officer of the company and (ii) the four other most highly compensated executive officers of the company (collectively, the “named executive officers”).

Summary Compensation Table

				Long-Term Compensation

				Awards	Payouts

		Annual Compensation		Securities
Name and				Underlying	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Options(#)(1)	Payouts($)(2)	Compensation($)(3)

Gregory L. Burns	2003	474,960	—	79,200	130,833	7,052
Chairman of the Board	2002	424,960	590,000	—	—	61,388
and Chief Executive	2001	424,960	—	—	—	27,654
Officer
Steven J. Hislop	2003	354,960	—	42,240	102,933	5,310
President and	2002	344,960	400,000	—	—	45,096
Chief Operating Officer	2001	344,960	—	—	—	22,207
A. Chad Fitzhugh	2003	254,960	—	21,160	62,801	3,810
Chief Financial Officer,	2002	244,960	300,000	—	—	32,980
Secretary, and Treasurer	2001	244,960	—	—	—	15,896
Charles F. Doe, Jr.	2003	223,200	141,000	—	—	21,156
President, Ninety Nine
Restaurant and Pub Concept
William E. Hall, Jr.	2003	239,960	—	19,780	52,320	3,549
President, O’Charley’s	2002	204,960	170,000	—	—	22,734
Concept	2001	204,960	—	—	—	13,198

(1)	Number of stock options granted under the company’s stock option plans.

(2)	Represents the value of stock issued upon the vesting of a portion of restricted stock units awarded in February 2002 based on the company achieving targeted earnings per share in fiscal 2002. The value of the payout is based upon the closing price of the company’s common stock of $22.16 on February 4, 2003, the date the compensation and human resources committee determined that the fiscal 2002 targets had been met. The restricted stock units were issued pursuant to the company’s 2000 Stock Incentive Plan. The restricted stock units are capable of vesting in three equal, annual installments in the event the company achieves annual targets for earnings per share established by the compensation and human resources committee. Persons holding restricted stock units are not entitled to receive dividends prior to the date of vesting. None of the restricted stock units granted in February 2002 vested in 2004 based on the company not meeting the targeted earnings per share established by the compensation and human resources committee for fiscal 2003. All unvested restricted stock units will be forfeited upon the termination of the holder’s employment with the company. The number of restricted stock units issued to the named executive officers were 17,714 to Mr. Burns, 13,935 to Mr. Hislop, 8,503 to Mr. Fitzhugh and 7,085 to Mr. Hall.

(3)	Includes amounts contributed by the company to the company’s supplemental executive retirement plan and 401(k) plan.

Option Grants In Last Fiscal Year

      The following table provides information as to options granted to the named executive officers during the fiscal year ended December 28, 2003. The company did not grant any options to Mr. Doe during the 2003 fiscal year.

					Potential Realizable Value
					at Assumed Annual Rates
	Number of				of Stock Price
	Securities	Percent of Total			Appreciation for Option
	Underlying	Options Granted	Exercise		Term ($)
	Options	to Employees In	Price Per	Expiration
Name	Granted(1)	Fiscal Year	Share ($)	Date	5%	10%

Gregory L. Burns	79,200	6.3%	21.19	2/19/13	1,055,441	2,674,695
Steven J. Hislop	42,240	3.4%	21.19	2/19/13	562,902	1,426,504
A. Chad Fitzhugh	21,160	1.7%	21.19	2/19/13	281,984	714,603
William E. Hall, Jr.	19,780	1.6%	21.19	2/19/13	263,594	667,998

(1)	The options vest and become exercisable in four equal, annual installments beginning on the first anniversary of the date of grant.

Aggregated Option Exercises and Year-End Value Table

      The following table provides information with respect to exercises by the named executive officers during the fiscal year ended December 28, 2003 of options to purchase shares issued pursuant to the company’s stock option plans and information with respect to unexercised options to purchase shares held by the named executive officers as of December 28, 2003. Mr. Doe did not hold any options during the 2003 fiscal year.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		December 28, 2003		December 28, 2003($)(1)
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory L. Burns	236,250	3,279,038	201,338	112,862	1,354,096	136,954
Steven J. Hislop	171,000	2,471,108	113,257	66,483	710,144	92,231
A. Chad Fitzhugh	88,250	1,205,893	101,732	36,928	671,255	57,420
William E. Hall, Jr.	25,400	370,027	76,088	38,692	316,671	49,729

(1)	Based on the closing price of the company’s common stock on the Nasdaq National Market on December 26, 2003 ($17.25).

Long-Term Incentive Plans — Awards in Last Fiscal Year

      The following table provides information with respect to awards (other than stock options) granted to the named executive officers pursuant to long-term incentive plans during the fiscal year ended December 28, 2003. The company did not grant any such awards to Mr. Doe during the 2003 fiscal year.

		Performance or
	Number of	Other Period
	Shares, Units	Until Maturation
Name	or Other Rights(1)	or Payout

Gregory L. Burns	39,600	2/19/06 - 2/19/09
Steven J. Hislop	21,120	2/19/06 - 2/19/09
A. Chad Fitzhugh	10,580	2/19/06 - 2/19/09
William E. Hall, Jr.	9,890	2/19/06 - 2/19/09

(1)	Shares of performance accelerated restricted stock awarded to the named executive officers in February 2003. The shares vest on the sixth anniversary of the date of grant subject to accelerated vesting upon the satisfaction of certain performance criteria. Persons holding shares of such restricted stock are not entitled to receive dividends prior to the date of vesting. All unvested shares of such restricted stock will be forfeited upon the termination of the holder’s employment with the company.

Change in Control Agreements

      The company has entered into Severance Compensation Agreements with each of Messrs. Burns, Hislop, Fitzhugh and Hall. Each severance agreement terminates upon the earliest of (i) three years from the date of the agreement if no change in control (as such term is defined in the severance agreements) has occurred, (ii) termination of the executive’s employment as a result of death, disability, retirement, or cause (as such terms are defined in the severance agreements), or by the executive other than for good reason (as such term is defined in the severance agreements), and (iii) 24 months from the date of a change in control, in the case of Mr. Burns, and 18 months from the date of a change in control, in the case of Messrs. Hislop, Fitzhugh and Hall. Upon a change in control of the company, the executive is entitled to a lump sum payment if he is terminated within 24 months, in the case of Mr. Burns, and 18 months, in the case of Messrs. Hislop, Fitzhugh and Hall, of such change in control other than for cause, disability, or retirement (as such terms are defined in the severance agreements) or if he terminates employment with the company following a change in his position, duties, responsibilities or status with the company, a reduction in his base salary, or a relocation of the company’s principal executive offices during the term of the severance agreement. In the event of such termination, Mr. Burns’ agreement provides that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreements for each of Messrs. Hislop, Fitzhugh and Hall provide that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In no event, however, shall the lump sum severance payment, either alone or together with other payments which the executive has the right to receive from the company, exceed an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks

      During fiscal year 2003, the compensation and human resources committee of the board of directors was composed of Messrs. Reiss, Spiva and Stokes. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation and human resources committee or entities whose executives serve on the board of directors or the compensation and human resources committee that require disclosure under applicable Securities and Exchange Commission regulations.

Compensation and Human Resources Committee Report

      The company’s executive compensation program is administered by the compensation and human resources committee, which is composed of three non-employee directors of the company. The compensation and human resources committee is responsible for overseeing the company’s overall compensation structure, policies and programs and approves compensation actions involving the senior management of the company, including the named executive officers, and establishes all compensation for the chief executive officer. The committee also approves long-term incentive awards for the named executive officers and other key employees of the company, and reviews and administers the cash and equity incentive compensation and other compensation plans of the company. Committee members have direct access to independent compensation consultants and outside survey data. The committee reports regularly to the board of directors on its activities.

      Under the supervision of the compensation and human resources committee, the company has developed and implemented compensation policies, plans and programs that are intended to enhance the profitability of the company by aligning closely the financial interests of the company’s management with those of its shareholders. In furtherance of these goals, the company relies on a combination of base salaries, cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities.

      At the end of fiscal 2002, the committee undertook an extensive strategic review of the company’s compensation strategy for its senior management with the assistance of an independent compensation consultant. Based on this review, the committee adopted a compensation strategy designed to ensure that members of senior management are rewarded appropriately for their contribution to company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. To that end, base salaries are set below the competitive market, but with annual bonuses and long-term incentives resulting in compensation approximating competitive markets if targeted goals are met and in excess of competitive markets when performance is superior. Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 2003 compensation for the named executive officers, including Mr. Burns.

      Annual Compensation. Annual total cash compensation for senior management consists of base salary and a cash bonus. Setting of annual salaries in fiscal 2003 for the named executive officers was based on a review by the committee of targeted performance criteria, recommendations by the company’s chief executive officer and a review and analysis provided by an independent compensation consultant of the levels of compensation paid to senior executives by a peer group of comparable restaurant companies. Based on this review, the committee’s analysis of the performance of the senior management team and the recommendations of the company’s chief executive officer, the committee determined to increase the base salary for Mr. Burns by $50,000; Mr. Hislop by $10,000; Mr. Fitzhugh by $10,000; and Mr. Hall by $35,000. Mr. Doe, the President, Ninety Nine Restaurant and Pub Concept, was paid a salary of $223,200 for the period commencing on the date of the company’s acquisition of this concept in January 2003 through the end of fiscal 2003.

      Based on the committee’s evaluation of the company’s compensation strategy, the committee approved a cash bonus program for 2003 pursuant to which the committee assigned a target bonus for each member of senior management as a percentage of his or her base salary. The actual bonus would be earned based on attaining specified corporate, division (O’Charley’s, Ninety-Nine, Stoney River or Commissary) and/or individual criteria. The corporate targets were based on meeting threshold, target or superior levels of earnings per share and the division targets were based on meeting threshold, target or superior levels of income for the particular division. For members of senior management whose bonus was in part based on attaining individual criteria, these criteria were tailored to the individual officer, recommended to the committee by the chief executive officer and reviewed and approved by the committee. Messrs. Burns and Hislop’s cash bonus eligibility was based solely on the attainment of the corporate targets while bonuses for other members of senior management were based on a combination of corporate and individual targets and, when applicable, division targets. Based on the company’s performance during fiscal 2003, neither the targeted threshold for company earnings per share nor the targeted threshold for O’Charley’s division level income were met. Based on this analysis, none of Messrs. Burns, Hislop, Fitzhugh or Hall received a cash bonus. Based on the Ninety Nine Restaurant and Pub concept attaining threshold levels of income, Mr. Doe received a cash bonus of $141,000.

      Long-Term Incentive Program. Based on the strategic review undertaken by the committee, the committee established a long-term incentive program for senior management consisting of stock options and performance accelerated restricted stock granted pursuant to the company’s stock incentive plans. In 2003, the committee determined that an estimated 80% of the long-term incentives for senior management would come in the form of stock options granted at an exercise price equal to the fair market price on the date of grant and that vest ratably over four years. The remaining long-term incentives for senior management consisted of performance accelerated restricted stock. Awards of performance accelerated restricted stock have an initial vesting period of six years which can be accelerated to three, four or five years from the date of grant based on the company’s total shareholder return compared to the S&P 500 Restaurant Index used in the company’s shareholder return performance graph. These grants provide four years worth of target awards and it is contemplated that a new grant will be made concurrent with the vesting determination (anywhere from three to six years from the date of grant).

      Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company’s chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that does not qualify as “performance-based” under Section 162(m) cannot be claimed by the company as a tax deduction. The compensation committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify the company’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Based on the applicable tax regulations, any taxable compensation derived from awards granted pursuant to the company’s stock incentive plans should qualify as performance-based for purposes of Section 162(m). Because the amount and mix of individual compensation are based on competitive considerations as well as company and individual performance, executive officer compensation for purposes of Section 162(m) may exceed $1,000,000 in a given year. While the committee considers the tax implications of its compensation decisions, the committee believes its primary focus should be to implement compensation strategies designed to attract, retain and motivate executives.

      The tables set forth under “Executive Compensation,” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Richard Reiss, Jr.               G. Nicholas Spiva               John W. Stokes, Jr.

SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the unaudited total return on the company’s common stock against the cumulative annual total return of the Nasdaq Stock Market Total Return Index and the S&P 500 Restaurant Index commencing December 26, 1998 and ending December 28, 2003. The following graph assumes that the value of the investment in the company’s common stock and each index was $100 on December 26, 1998 and that all dividends were reinvested.

	12/98	12/99	12/00	12/01	12/02	12/03

O’Charley’s Inc.	100	89	135	137	152	131
NASDAQ Stock Market Index	100	185	112	89	61	92
S&P 500 Restaurant Index	100	102	92	82	63	94

CERTAIN TRANSACTIONS

      During 2001, the company paid a portion of the cash bonuses to its executive officers on a quarterly basis and paid $162,500 to Mr. Burns, $127,500 to Mr. Hislop, $85,000 to Mr. Fitzhugh and $74,000 to Mr. Hall through the third quarter of 2001 as an advance on the cash bonuses that the company expected to pay for 2001. As a result of the difficult economic environment faced by the company and the responses taken by the company to maintain its market share, the company did not achieve the targeted level of earnings during 2001 necessary for the payment of cash bonuses to these executive officers. Each of the executive officers has agreed to repay the amounts paid to such officer as cash bonus during 2001. The loans have a three-year term with principal and accrued interest, at the rate of 5% per annum, payable on February 12, 2005. The loans are secured by restricted stock units of the company held by the officers. During 2003, the maximum amount of indebtedness of the executive officers to the company was $177,768 for Mr. Burns, $155,002 for Mr. Hislop, $92,461 for Mr. Fitzhugh and $80,953 for Mr. Hall. During 2003, Mr. Fitzhugh repaid the outstanding balance of his loan.

      On January 27, 2003, the company acquired the business of Ninety Nine Restaurant & Pub from entities owned by Charles F. Doe, Jr., the company’s President, Ninety Nine Restaurant and Pub Concept, and members of his immediate family. The total purchase price paid in the transaction was $116.0 million in cash and 2,352,941 shares of the company’s common stock. The company paid the entire cash purchase price and issued 941,176 shares of common stock on the closing date. The purchase price was subject to adjustment based on any change in the actual consolidated net book value of the Ninety Nine Restaurant and Pub concept from that estimated at the closing. On December 11, 2003, the company entered into an agreement with the former owners of Ninety Nine Restaurant & Pub (including Mr. Doe) to reflect the adjustment in the purchase price. Pursuant to the terms of the agreement, the number of shares of the company’s common stock required to be delivered by the company to the former owners on the first anniversary of the closing was reduced from 407,843 shares to 390,586 shares. The company is obligated to issue an additional 407,843 shares of common stock on each of the second and third anniversaries of the closing date and 94,118 shares on each of the fourth and fifth anniversaries of the closing date. In connection with the transaction, as amended by the terms of the agreement:

•	Charles F. Doe, Jr. received 55,836 shares of common stock on the closing date and 90,138 shares of common stock in January 2004, and will receive an aggregate of 366,013 shares of the company’s common stock over the next four years;

•	a corporation in which Charles F. Doe, Jr. owned a one-third ownership interest received $56,518,800 in cash at closing; and

•	a limited liability company in which Charles F. Doe, Jr. owned a one-sixth interest received $59,481,200 in cash and 773,670 shares of common stock at closing.

AUDIT COMMITTEE REPORT

      The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and the listing standards of the National Association of Securities Dealers. Currently, the members of the audit committee are Dale W. Polley, Samuel H. Howard and Shirley A. Zeitlin.

      The audit committee operates under a written charter adopted by the board of directors, a copy of which is included as Appendix B to this proxy statement. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. The company’s independent auditors are responsible for expressing an opinion on whether the company’s consolidated financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

      In this context, the audit committee has reviewed and discussed with management and the independent auditors the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the company and its management. The audit committee has considered whether the independent auditors’ provision of any information technology and other non-audit services to the company is compatible with the auditors’ independence.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2003, for filing with the Securities and Exchange Commission.

Dale W. Polley (Chairman)               Samuel H. Howard               Shirley A. Zeitlin

      The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The audit committee of the board of directors of the company has selected KPMG LLP to serve as independent auditors for the current fiscal year. Such firm has served as the company’s independent auditors since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Billed to the Company by KPMG LLP During 2003 and 2002

      Audit Fees. Audit fees include fees paid by the company to KPMG LLP in connection with the annual audit of the company’s consolidated financial statements and KPMG LLP’s review of the company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the company’s independent auditors. Such services include comfort letters and consents related to registration statements filed with the Securities and Exchange Commission and other capital-raising activities. The aggregate fees billed to the company by KPMG LLP for audit services rendered to the company and its subsidiaries for the years ended December 28, 2003 and December 29, 2002 were $458,000 and $167,000, respectively.

      Audit Related Fees. Audit related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, internal control reviews, employee benefit plan audits and certain attest services. The aggregate fees billed to the company by KPMG LLP for audit related services rendered to the company and its subsidiaries for the years ended December 28, 2003 and December 29, 2002 were $280,984 and $381,000, respectively.

      Tax Fees. Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the company by KPMG LLP for the tax related services rendered to the company and its subsidiaries for the years ended December 28, 2003 and December 29, 2002 were $152,560 and $53,000, respectively.

      All Other Fees. For the years ended December 28, 2003 and December 29, 2002, the company was billed $351,675 and $17,000, respectively, by KPMG LLP for services other than the services described above in connection with business integration associated with the acquisition of the Ninety Nine Restaurant and Pub concept.

      The audit committee considered these fees and concluded that the performance of these services was consistent with KPMG LLP’s independence.

      The audit committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services that KPMG LLP, the company’s independent auditor, may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by KPMG LLP during the year ended December 28, 2003.

PROPOSALS OF SHAREHOLDERS

      Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to A. Chad Fitzhugh, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 17, 2004. Proposals should be sent to the company by certified mail, return receipt requested.

      In addition, the company’s bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the secretary of the company no later than December 17, 2004 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 17, 2004, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

PROXY SOLICITATION COSTS

      The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

DELIVERY OF SHAREHOLDER DOCUMENTS

      The rules of the Securities and Exchange Commission allow the company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the company’s expenses. The rules apply to the company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

      If your shares are registered in your own name and you would like to receive your own set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 615-256-8500 or writing to the company at O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to A. Chad Fitzhugh, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Appendix A

O’CHARLEY’S INC.

Corporate Governance Guidelines

      The following guidelines have been approved by the Board of Directors and, along with the charters for each of the Audit, Compensation and Human Resources and Nominating and Corporate Governance Committees, provide the framework for the governance of O’Charley’s Inc. These guidelines are intended to reflect the Board’s commitment to monitor the effectiveness of policy and decision making at the Board and management levels, with a view to enhancing shareholder value over the long term.

1. Director Qualifications

      Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders.

      The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the Company’s Board of Directors as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board of Directors as nominees for reelection. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee shall take into account all factors it considers appropriate, which may include (a) ensuring that the Board of Directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), local or community ties and (b) individual qualifications, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a need on the Board of Directors.

      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership and directors shall offer their resignation where a director experiences a significant change in personal circumstances, including a significant change in their principal job responsibilities, or upon the request of the Nominating and Corporate Governance Committee.

      Directors must notify the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. The Nominating and Corporate Governance Committee may consider whether such service may negatively affect such director’s ability to serve on the Board.

      In order to attract and retain qualified candidates, the Company shall purchase reasonable directors’ and officers’ liability insurance on their behalf, to provide the benefits of indemnification to the fullest extent permitted by law and the Company’s charter, bylaws and any indemnification agreements, and to provide exculpation as provided by state law and the Company’s charter.

2. Director Nomination

      Nominees for directorship will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The Board will determine whether the recommended nominees will be part of the Company’s nominees for director in each proxy statement for the annual meeting of shareholders and, between annual meetings, will elect new directors, upon recommendation by the Nominating and Corporate Governance Committee, to fill vacancies on the board. Shareholders may propose nominees for consideration by the Nominating and

Corporate Governance Committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

3. Board Composition

      The Board will have a majority of directors who meet the criteria for independence required by NASDAQ.

      The Board presently has ten (10) members. The bylaws establish a range of three (3) to twelve (12) members. Pursuant to the Company’s charter, the number of directors shall be set by the affirmative vote of a majority of the full Board, and the Board shall be divided into three classes. Any change in the range of Board members will be reflected in the Company’s bylaws. The Nominating and Corporate Governance Committee shall recommend whether to increase the size of the Board or whether, in the event of a vacancy for any reason, to fill such vacancy or to reduce the size of the Board.

4. Term Limits

      The Board does not believe it should establish term limits. Term limits result in the loss of accumulated knowledge particular to the Company and its business. Additionally, term limits may result in the loss of the most qualified individuals. As an alternative to term limits, the Nominating and Corporate Governance Committee will review each director’s qualifications and performance on the Board at least every three years in connection with determining Board composition and/or whether to renominate a director. The Board self-evaluation process described below will be an important determinant for board tenure.

5. Director Responsibilities

      The Company’s business is conducted by its employees and officers, under the direction of the Chief Executive Officer to enhance the long-term value of the Company for its shareholders. The basic responsibility of the directors is to oversee management and to assure that the long-term interests of the shareholders are being served. In the performance of their duties, the directors will exercise their business judgment to act in good faith in a manner the directors reasonably believe to be in the best interests of the Company. Directors may seek information, advice, reports, opinions or statements, including financial statements and other financial data from, the Company’s officers and employees and from other advisers, consultants and experts, and may rely in good faith upon such information, advice, reports, opinions and statements.

      It is generally the duty of management (i.e., the CEO or his designee) to speak for the Company. Absent unusual circumstances or as contemplated by the committee charters, Board members should communicate with third parties only at the request of management.

6. Meetings

      It is expected that the Board of Directors will have at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. Directors are strongly encouraged to attend all Board meetings, meetings of committees on which they serve and the annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

      The Chair will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free at any Board meeting to raise subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

7. Independent Director Meetings

      The independent directors will meet in executive session periodically and at least in two regularly scheduled meetings each year. The director who presides at these meetings shall be chosen by the independent directors, will serve until the next regularly scheduled meeting and his or her name will be disclosed in the annual proxy statement.

8. Board Committees

      The Board will have at all times an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation and Human Resources Committee to assist the Board in discharging its duties. All of the members of these committees will be independent directors under the criteria established by NASDAQ and applicable law. Committee members will be appointed by the Board upon recommendation by the Nominating and Corporate Governance Committee. Consideration should be given to rotating committee members periodically, but rotation should not be mandated as a policy.

      Each of the Audit, Nominating and Corporate Governance and Compensation and Human Resources Committees will have its own written charter. The charters will set forth the purposes, goals and responsibilities of these committees as well as committee structure and operations and committee reporting to the Board.

      The Chair of each of the Audit, Nominating and Corporate Governance and Compensation and Human Resources Committees, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each of the Audit, Nominating and Corporate Governance and Compensation and Human Resources Committees, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

      The Board and each of the Audit, Nominating and Corporate Governance and Compensation and Human Resources Committees have the power to hire, and compensate, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

      The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

9. Director Access to Officers and Employees

      To the extent appropriate for the discharge of their oversight function, directors may have full and free access to officers and employees of the Company. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will copy the CEO on any written communications between a director and an officer or employee of the Company, unless the circumstances would render copying the CEO inappropriate. All information provided by the Company or Company personnel to a director should be considered confidential unless it has been publicly disclosed by the Company.

      Executive officers of the Company are encouraged to regularly attend Board meetings. If the CEO wishes to have additional Company personnel attend on a regular basis, this suggestion should be brought to the Board for approval.

10. Shareholder Communications with the Board of Directors

      Shareholders may communicate with any of the Company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (Audit Committee), nomgovchair@ocharleys.com (Nominating and Corporate Governance Committee) or compchair@ocharleys.com (Compensation and Human Resources Committee), or with our outside directors as a group by sending an email to outsidedirectors@ocharleys.com.

11. Ethics and Conflicts of Interest

      The Board expects directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s code of conduct. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Chair of the Nominating and Corporate Governance Committee. If a significant conflict exists and cannot be resolved, the director shall offer his or her resignation. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests.

12. Director Compensation

      The Company may compensate members of the Audit Committee only for services rendered as a member of the Board or as a Board committee member. The Company will not compensate employee members of the Board for service on the Board or a Board committee.

      The form and amount of director compensation will be determined by the Compensation and Human Resources Committee in accordance with the policies and principles set forth in its charter. In discharging this duty, the Compensation and Human Resources Committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of O’Charley’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

      The Compensation and Human Resources Committee will review the form and amounts of Board compensation at least every three years to ensure its competitiveness with other companies and its effectiveness in attracting qualified members.

13. Director Orientation and Continuing Education

      All new directors must participate in the Company’s director orientation program, which should be conducted promptly following the election of a new director. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its principal officers, and its internal and independent auditors. Directors are expected to meet any applicable requirements for continuing education promulgated by NASDAQ.

14. CEO Evaluation and Management Succession

      The Compensation and Human Resources Committee will conduct an annual review of the CEO’s performance, as set forth in its charter. The Compensation and Human Resources Committee will consider, among other things, the goals set for the CEO and their achievement. The Board of Directors will review the Compensation and Human Resources Committee’s report in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

      The Compensation and Human Resources Committee should make an annual report to the Board on succession planning. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

15. Annual Performance Evaluation

      The Board of Directors will conduct an annual self-evaluation to determine whether it, its committees and its members are effective. The Nominating and Corporate Governance Committee will receive comments from all directors and will report annually to the Board with an assessment of the Board’s, its committees and its members’ performance. This will be discussed with the full Board annually. The assessment will focus on the Board’s, its committees and its members’ contribution to the Company and specifically focus on areas in which the Board or management believes that the Board, its committees and its members could improve.

16. Maintenance of Guidelines

      The Nominating and Corporate Governance Committee will review these Corporate Governance Guidelines at least annually and recommend changes to the Board. The Board will determine the changes to be made to these Corporate Governance Guidelines based upon those recommendations. In the case of any conflict between these Guidelines and the Charter, Bylaws, or Committee Charters of any Board Committee, the Charter, Bylaws, and/or Committee Charter, as the case may be, shall be controlling.

17. Publication of Corporate Governance Matters

      The Company will publish on its web site (1) these Corporate Governance Guidelines, (2) the Audit Committee Charter, (3) the Compensation and Human Resources Committee Charter, (4) the Nominating and Corporate Governance Committee Charter, and (4) the Code of Conduct. In addition, these documents are available to any shareholder of the Company who makes a request to the Secretary of the Company.

Appendix B

O’CHARLEY’S INC.

Audit Committee Charter

GENERAL

      The Audit Committee (the “Committee”) of the Board of Directors of O’Charley’s Inc. (the “Company”) shall consist of at least three directors. Members of the Committee shall not receive any compensation from the Company except for their board or committee service, and shall also satisfy the requirements for independence established from time to time by the Nasdaq Stock Market and the Securities and Exchange Commission. As determined by the Board of Directors, the members of the Committee will be financially literate with at least one having accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. Company management and internal and external independent auditors may attend each meeting or portions thereof as required by the Committee. Outside counsel and other consultants and/or advisors may attend meetings at the invitation of the Committee. The Committee shall be authorized, if it determines such action to be appropriate, to utilize the services of the Company’s regular counsel and to retain at the Company’s expense, independent counsel, accountants or other consultants and/or advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee will have a minimum of four meetings each year (typically once a quarter) and will have special meetings if and when required.

RESPONSIBILITIES

      The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee’s role is one of oversight; whereas the Company’s management is responsible for the adequacy of the Company’s systems of internal accounting controls and procedures and for preparing the Company’s financial statements. The independent auditors are responsible for auditing those financial statements. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. The following functions shall be the key responsibilities of the Committee in carrying out its oversight function.

      1. Ensure that the affairs and practices of the Company and its subsidiaries are subject to proper, effective and continuing independent audits and control procedures.

      2. Appoint, compensate, retain and oversee the work of the independent auditors and any registered public accounting firm engaged to perform audit, review or attest services. The Committee will also:

•	Ensure that the annual audit will be prepared in accordance with generally accepted auditing standards and that the Company’s financial statements are prepared in accordance with generally accepted accounting principles.

•	Obtain an appropriate evaluation of internal accounting controls and procedures.

•	Review and discuss with management and the independent auditors the annual audited and quarterly unaudited financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

•	Receive timely reports from the independent auditor concerning the Company’s critical accounting policies and practices, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of alternative disclosures and treatments and the treatment preferred by the independent auditor, and all other material written communications between the independent auditor and the Company’s management, and resolve any disagreements between management and the independent auditor.

•	Review and discuss annually with the independent auditors the matters required to be discussed by SAS No. 61 and No. 90, as amended or supplemented, and following such review, reach a determination to recommend to the full Board that such audited financial statements be included in the annual report filed with the Securities and Exchange Commission.

•	Approve in advance the retention of the independent auditor for all auditing services and permitted non-audit services (including the fees and terms thereof), subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Committee prior to the completion of the audit. Committee pre-approval will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular services, the Committee is informed of the services provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Securities Exchange Act of 1934 to the Company’s management. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decision to pre-approve shall be presented to the full Committee at its next scheduled meeting.

•	Confirm the independence of the independent auditors and obtain a written statement delineating all relationships between the independent auditors and the Company, including all non-audit services and fees. The Committee will also discuss with the independent auditors any relationship or service that would impact the auditors’ objectivity and independence and will recommend that the Board take appropriate action in response to the auditor’s statement to ensure the independence of the independent auditors.

      3. Determine whether to retain a third party accounting firm (which shall not be the independent auditor) to provide all or a portion of the internal audit function. Annually evaluate and approve the internal audit plan and the selection and terms and conditions, including fees, of any third party accounting firm engaged to provide all or a portion of the internal audit function. The Committee will determine that the internal audit staff has:

•	Examined and evaluated the effectiveness of the system of internal accounting controls and procedures and the quality of performance in carrying out assigned responsibilities in the organization.

•	Reviewed the reliability and integrity of financial and operating information used and reported.

•	Examined compliance with applicable regulations, laws and policies and the internal systems in place to assure ongoing compliance and report violations or internal system deficiencies and recommended improvements.

      4. Ensure that the internal and external audit staffs have appropriate and direct access to the Committee and periodically meet with the Committee in private session as appropriate.

      5. Establish policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

      6. Inquire of Company management and independent auditors regarding the appropriateness and quality of accounting principles followed by the Company, changes in accounting principles and their impact on the financial statements and the effect of regulatory and accounting initiatives, as well as any off-balance sheet items on the Company’s financial statements.

      7. The Committee shall receive reports from the principal executive and financial officers of the Company regarding all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and whether they have identified for the outside auditors any material weaknesses in internal controls; regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and regarding whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

      8. The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      9. The Committee shall receive quarterly, prior to the filing of the Company’s Form 10-Q or Form 10-K with the Securities and Exchange Commission, a report from the Company’s Chief Executive Officer and Chief Financial Officer concerning their certifications filed with such reports.

      10. The Committee shall review and approve in advance all related party transactions to the extent required under NASDAQ Stock Market qualification standards.

      11. The Committee shall receive reports from management as to any violations of, changes to or waivers granted under the Company’s code of conduct with respect to the Company’s employees at the level of director and above.

      12. Receive regular reports on management’s progress in addressing any problems or issues identified in all audit reports.

      13. Review any recommendations or findings of the Board of Directors or any other Board Committees with a heightened sense of awareness to those matters that have an impact on the financial statements and the internal control structure of the Company.

      14. Review all significant litigation involving the Company and any of its subsidiaries with the Company’s legal counsel.

      15. Prepare a report for inclusion in the Company’s proxy statement disclosing that the Committee has reviewed and discussed the audited financial statements with management and discussed certain other matters with the independent auditors. Based upon these discussions, state in the report whether the Committee recommended to the Board that the audited financial statements be included in the Company’s annual report.

      16. Review and assess the adequacy of the Committee’s charter annually. If any revisions therein are deemed necessary or appropriate, submit the same to the Board for its consideration and approval.

Appendix C

O’CHARLEY’S INC.

Compensation and Human Resources Committee Charter

      The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of O’Charley’s Inc. (the “Company”) shall consist of not less than three outside members of the Board of Directors, each of whom shall be a “non-employee director” for purpose of Section 16 of the Securities Exchange Act of 1934, an “outside director” for purpose of Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfy such independence requirements of the NASDAQ Stock Market as may be promulgated from time to time. The Committee and its chairperson shall be elected annually by the Board of Directors.

      The Board of Directors delegates to the Committee strategic and administrative responsibility on a broad range of issues. The Committee’s basic responsibilities are (1) to assure that the Chief Executive Officer (“CEO”), other officers, and key management of the Company are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies and (2) ensuring that the overall personnel needs of the Company are being met.

      Specifically, the Committee shall be responsible for the following:

      1. Review annually and approve the Company’s stated compensation strategy to ensure that management are rewarded appropriately for their contribution to Company growth and profitability and that the executive compensation strategy supports organization objectives and shareholder interests.

      2. The Committee shall have the sole authority to retain and terminate a compensation consultant to be used to assist in the evaluation of director, CEO, other officer and key executives’ compensation and shall have sole authority to approve the consultant’s fees and other retention terms, all at the Company’s expense.

      3. Review annually and determine the individual elements of total compensation for the CEO and communicate in the annual Board Compensation Committee Report to shareholders the factors and criteria on which the CEO’s compensation for the last year was based, including the relationship of the CEO’s performance to that of the Company’s results.

      4. Review and approve the individual elements of total compensation for the executive officers and key management other than the CEO and communicate in the annual Compensation Committee Report to shareholders the specific relationship of corporate performance to executive compensation. Typically, this will be accomplished based upon the recommendations of the CEO after review of comparative compensation and performance data.

      5. Approve revisions to the Company’s salary range structure, salary increase guidelines, and increases associated with executive promotions.

      6. Assure that the annual incentive compensation plan is administered in a manner consistent with the Company’s compensation strategy and the terms of the plan as to the following:

•	Participation,

•	Target annual incentive awards,

•	Basis for funding and specific performance levels related thereto,

•	Actual awards paid to senior management, and

•	Total funds reserved for payment under the plan.

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      7. Administer the Company’s long-term incentive plans in a manner consistent with the terms of the plans as to the following:

•	Participation,

•	Grant values and awards to recipients,

•	Vesting requirements,

•	Total shares reserved for awards, and,

•	Specific funding criteria and performance levels.

      8. Determine the need for and approve any employment contracts and/or change of control agreements.

      9. Issue a report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

      10. Review the Company’s employee benefit programs and approve changes subject to legal compliance, and where appropriate, shareholder or Board of Director approval.

      11. Recommend to the full Board the remuneration of outside directors including payments for: (a) special projects, (b) attendance at Board meetings, and (c) participation in board committees, as well as (d) the issuance of awards of stock and stock options in accordance with the rules in effect under Section 16 of the Securities Exchange Act of 1934.

      12. Review significant human resources processes for the Company to ensure the overall personnel needs of the Company are being met, including:

•	Reviewing with the CEO matters pertaining to management succession and management development,

•	Reviewing future personnel needs and recruitment program results,

•	Reviewing the diversity of the Company’s management and hourly employees and Company initiatives designed to increase the diversity of the Company’s workforce,

•	Reviewing areas of human resources risk, and

•	Reviewing Company initiatives designed to attract and retain outstanding personnel.

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Appendix D

O’CHARLEY’S INC.

NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE CHARTER

      The Nominating and Corporate Governance Committee of the board of directors of O’Charley’s Inc. shall consist of a minimum of three directors. Members of the committee shall be appointed and may be removed by the board of directors. All members of the committee shall be independent directors, and shall satisfy the proposed NASDAQ standards for independence for members of the board of directors.

      The purpose of the committee shall be to assist the board in identifying qualified individuals to become board members, in determining the composition of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the Company’s Corporate Governance Guidelines.

      In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.	To lead the search for individuals qualified to become members of the board of directors and to recommend to the Board director nominees to be presented for shareholder approval at the annual meeting. The committee shall recommend individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of the shareholders.

2.	To review the board of directors’ committee structure and to recommend to the board for its approval directors to serve as members of each committee. The committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3.	To develop and recommend to the board of directors for its approval a set of Corporate Governance Guidelines. The committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes to the board of directors as necessary.

4.	To develop and recommend to the board of directors for its approval an annual self-evaluation process of the board, its committees and its members. The committee shall oversee the annual self-evaluations.

      The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

      The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain any other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

      The committee shall report its actions and recommendations to the board as it deems appropriate. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

D-1

O’CHARLEY’S INC.

    This Proxy is solicited on behalf of the Board of Directors of O’Charley’s Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 13, 2004.

    The undersigned hereby appoints Gregory L. Burns, A. Chad Fitzhugh, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 18, 2004, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 13, 2004, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

1.	To elect the following nominees as Class II directors to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified.

    William F. Andrews, John E. Stokely and H. Steve Tidwell

☐	FOR all nominees listed above (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PARAGRAPH 1.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Date: ________________________________________, 2004 Signature Signature
(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If shareholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.)
PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.